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                                                                    EXHIBIT 10.9





February 23, 1994

Craig M. Gentner
1605 Goularte Place
Fremont, California 94539

Dear Craig:

In recognition of past service and in consideration of the covenants contained in this Letter Agreement, we are pleased to offer to modify the terms of your employment by Network Equipment Technologies, Inc. ("N.E.T.") as follows.

N.E.T. will continue to employ you as Senior Vice President, Chief Financial Officer and Corporate Secretary of N.E.T. at a base salary of $180,000, as a Grade 22 employee.

If your employment is involuntarily terminated prior to February 23, 1996, N.E.T. and you agree that you will be provided the benefits set forth in this Letter Agreement and no others. For purposes of this letter, your employment shall be deemed to have been involuntarily terminated if: a) you are informed by the Chief Executive Officer or Chairman of the Board that your employment is being terminated; b) there is a Corporate Transaction or Change in Control as those terms are defined in the N.E.T. 1993 Stock Option Plan and you do not there-upon accept another position with the successor entity; c) there is a substantial reduction in your compensation or responsibilities or a substantial change in the level of your reporting relationship or d) you are required to relocate your principal residence as a condition of your continued employment and you refuse to relocate.

If your employment is terminated for Cause as defined below at any time or if it is terminated at any time after February 23, 1996, then you will be entitled to your salary and all benefits accrued through the date of termination and any extensions that would normally be provided under the circumstances, but nothing else. If your employment is involuntarily terminated without Cause at any time before February 23, 1996, then you will cease being a regular employee, but will be employed as a temporary employee for a period of twelve (12) months after termination of your regular employment ("Notice Period"). During the Notice Period you will receive, less all applicable deductions and withholding:
(i) your base salary, paid bi-weekly (if you obtain other employment during the Notice Period, you will inform N.E.T. and N.E.T. shall be entitled to an offset equal to base salary you receive from such other employer during the Notice Period); (ii) medical, dental, life and disability insurance benefits and 401(k) Plan participation provided by N.E.T. or its successor to executives; and (iii) incentive bonus paid for the entire Notice Period at a level equivalent to that you would have received had you remained an employee, but not less than at target (target being an individual incentive multiplier of 1.00 times a business unit funding factor of 1.00 for a regular full-time employee at your grade and base salary). Notwithstanding any inconsistent Incentive Plan eligibility provisions, an incentive payment will be made at the regularly scheduled time during the Notice Period and at the end of the Notice Period a second incentive payment will be made, pro-rated based on the number of months that have elapsed since the end of the most recently concluded fiscal year. Effective the earlier of the day of involuntary termination of your regular employment (without cause) or the day before the effective date of a Corporate Transaction or Change in Control all N.E.T. Stock Options that you hold shall accelerate such that all options shall immediately become exercisable, notwithstanding any option agreement provisions to the contrary, and such accelerated vested options shall be exercisable until the later of three months after the end of your employment or consulting relationship with N.E.T. or its successor, but in no event later than the option expiration date. In addition, you will be paid all vacation time accrued as of the date of termination of your regular employment and, at the end of the Notice Period, the company shall upon your request take all actions reasonably necessary and consistent with applicable law to provide you with continuing benefit coverage pursuant to COBRA. Except as set forth above, all other benefits terminate as of the date of termination of your regular employment and you waive any and all rights to accrual of vacation pay, sick leave, future grant or vesting of stock options, entitlement to bonus or equity participation or other consideration.
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During the Notice Period, if applicable, you agree to provide up to an average of eight (8) hours per month of professional services to N.E.T. for no additional consideration and at mutually agreed times and you shall be carried on the books of N.E.T. or its successor as a temporary employee who is entitled to the benefits and consideration set forth in this letter but who is not subject to any policies or procedures that are inconsistent with this letter.

You shall not encourage or solicit any employee of N.E.T. to leave N.E.T. for any reason or to devote less than all of any such employee's efforts to the affairs of N.E.T. for a period of one year after termination of your regular employment. The foregoing agreement not to encourage or solicit is a material provision of this Agreement. You shall be deemed not to have encouraged or solicited any employee of N.E.T. if you do not actively participate in soliciting such employee or if such employee has, prior to substantive discussions with you, clearly and directly informed the responsible Vice President or General Manager of his/her business unit that he/she has decided to explore employment opportunities outside N.E.T. or has decided to leave the employ of N.E.T. You further agree that your entitlement to receipt and retention of salary and benefit continuance and/or entitlement to stock option acceleration upon termination may be terminated by N.E.T. if you fail to abide by any of the above covenants contained in this paragraph, or if your employment is terminated for Cause (i.e., termination for "Cause" is termination for willful misconduct, dishonesty or fraud toward the company or conviction of a felony charge that concerns integrity, honesty or that materially affects your ability to perform as a regular full-time employee).

You also agree that in order to assure the full effectiveness of the parties intent at the time of executing this letter and in order to receive the benefits of this agreement, at the time of involuntary termination (other than for cause) of your regular employment from N.E.T. during the two year term of this Letter Agreement, you will execute a release and waiver in the form of Attachment A. If you fail or refuse to execute Attachment A at the time of your termination then you will not be entitled to any compensation or benefits under this Letter Agreement after your termination. Any dispute arising under this Letter Agreement or concerning your employment by the company or the termination of that employment shall, twenty days after receipt of notice of dispute, be resolved through final and binding arbitration under the rules of the American Arbitration Association. Such arbitration shall proceed without discovery in San Mateo County, California and shall be final and binding and the arbitrators shall award the prevailing party reasonable attorneys' fees and all reasonable costs.

This Letter Agreement, together with your offer letter, the Confidential or Proprietary Information and Inventions Agreement you signed, applicable Stock Option Agreements and Plans, your Indemnity Agreement (if any), and Attachment A to this Letter Agreement sets forth the entire employment agreement between you and N.E.T. concerning your employment by N.E.T. Together, these documents supersede any condition, representation or understanding with respect to your employment. Your employment can be terminated "at will" -- which means that termination can occur with or without cause, at any time and for any reason, either by you or by N.E.T. The Company reserves the right to change its policies and benefits with or without notice. Please note that the "at will" status of your employment is a condition of employment that cannot be changed except in writing signed by N.E.T.'s Chief Executive Officer. Your entitlement to the above described compensation, benefits and vesting is contingent upon your completing, signing and returning this letter to me prior to February 26, 1994.

Sincerely Yours,




John B. Arnold
Acting Chief Executive Officer


I am pleased to accept the foregoing.


Signature: ___________________________________   Date: ____________________
           -----------------------------------         --------------------
                            Craig M. Gentner

Enclosure:  Attachment A

ATTACHMENT A TO

LETTER AGREEMENT DATED FEBRUARY 23, 1994 ("LETTER AGREEMENT")

BETWEEN N.E.T. AND CRAIG M. GENTNER

RELEASE


I, CRAIG M. GENTNER, on behalf of myself, my representatives, heirs, executors, administrators, successors, and assigns, (hereinafter collectively referred to as the "Executive"), and NETWORK EQUIPMENT TECHNOLOGIES, INC., its affiliated and subsidiary entities, and the officers, directors, agents, employees, attorneys, successors, and assigns of all of them (hereinafter collectively referred to as the "Company"), agree as follows:

1. RELEASE OF CLAIMS. The Executive and the Company do hereby for themselves and their respective legal successors and assigns, release and absolutely and forever discharge each other and their respective shareholders, officers, directors, employees, agents, divisions, subsidiaries, attorneys, insurers, legal successors and assigns (hereinafter collectively referred to as "Releases") of and from any and all employment related claims and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected which either now has, owns or holds or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against the other based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever, including, without limitation, any and all claims which the Executive now has or ever has had or ever in the future may have based on his employment with the Company, or the compensation for or termination of that employment, occurring or existing at any time to and including the date hereof. The Executive represents that he is aware of all of the facts that are material to his decision to make this waiver and release.

2. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. The Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Release Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive fully acknowledges that he has been advised that (a) he should consult with an attorney prior to executing this Release Agreement; (b) he has had at least twenty-one (21) days within which to consider this Release Agreement; (c) he has at least seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement; and (d) this Release Agreement shall not be effective until the revocation period has expired.

3. CIVIL CODE SECTION 1542. The Executive represents that he is not aware of any claim in which he has an interest or which is held or owned (in whole or in part) by him against the Company other than the claims that are released by this Release Agreement.

Similarly, the Company represents that it is not aware of any claim against the Executive other than claims that are released by this Release Agreement. Each party acknowledges that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

 GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR
                              SUSPECT TO EXIST IN
  HIS FAVOR AT THE TIME OF EXECUTING THAT RELEASE, WHICH IF KNOWN BY HIM MUST
                                HAVE MATERIALLY
                    AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party, being aware of said Code Section, agrees to expressly waive any rights he or it may have thereunder, as well as under any other statute or common law principles of similar effect, concerning the claims released in this Release Agreement.

4. CONFIDENTIALITY. The Executive and the Company agree to maintain in confidence, the terms of this Release Agreement. The Executive will take every reasonable precaution to prevent disclosure of the terms of this Release Agreement and agree not to take action directly or indirectly to publicize such terms. The foregoing shall not prohibit either party from making accurate and complete disclosures or statements in response to legal process or as may be required by law, nor shall this provision require the making of any false or misleading statements.

5. GENERAL. The parties' Agreement, which consists of the Letter Agreement and documents and agreements referenced therein and this Release Agreement, represents the entire Agreement and understanding between the Company and the Executive concerning the Executive's termination of employment with the Company. In the event of a conflict between the Letter and Release or other Agreements, the Letter Agreement shall control. Except as expressly referenced in this Agreement, all other agreements relating to the subject matter hereof, are hereby terminated and shall be null and void. The Executive and the Company agree to refrain from disparaging the other in the future. The Agreement may only be amended in writing signed by the Executive and the Company. The Agreement shall be governed by the laws of the State of California. This Release Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.

         IN WITNESS WHEREOF, the parties have executed this Release Agreement effective on the termination date of the Executive in accordance with the terms of the Letter Agreement.

NETWORK EQUIPMENT                 CRAIG M. GENTNER
TECHNOLOGIES, INC.


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
By:                                                By
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